                                                                    EXHIBIT 10.2
                THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT

         THIS THIRD AMENDMENT, dated as of April 9, 1997, amends and modifies a certain Credit and Security Agreement, dated as of December 19, 1995 (the "Credit Agreement"), between FBS BUSINESS FINANCE CORPORATION, a Delaware corporation (the "Lender"), CRYENCO, INC., a Colorado corporation and CRYENCO SCIENCES, INC., a Delaware corporation, and CRYENEX, INC., a Delaware corporation (collectively and/or individually the "Borrower") as amended by a First Amendment to Credit and Security Agreement dated as of January 16, 1996 and by a Second Amendment to Credit and Security Agreement dated as of January 13, 1997. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

                             PRELIMINARY STATEMENT

         WHEREAS, the Borrower and the Lender desire to amend the Credit Agreement as hereinafter set forth;

         NOW, THEREFORE, for value received, the Borrower and the Lender agree as follows:

                             ARTICLE I - AMENDMENTS

         1.1 Definitions. The following definitions of the terms "Additional Term Loan" and "Additional Term Loan Availability" are hereby added to Section
1.1 of the Credit Agreement:

                      "Additional Term Loan": The term "Additional Term Loan shall have the meaning given such term in Section 2.1.3.

                      "Additional Term Loan Availability": The term "Additional Term Loan Availability shall have the meaning given such term in Supplement A.

         1.2 Definitions. The definition of the term "Loan" in Section 1.1 of the Credit Agreement is amended to read as follows:

                  "Loan": Any Revolving Loan made by the Lender to the Borrower pursuant to Section 2.1.1, the Term Loan made by the Lender to the Borrower pursuant to Section 2.1.2, the Additional Term Loan made by the Lender to the Borrower pursuant to Section 2.1.3 and any other loan or advance made by the Lender to the Borrower under or pursuant to this Agreement.

         1.3 Additional Term Loan. Section 2.1.3 of the Credit Agreement is redesignated Section 2.1.4, and the following Section 2.1.3 is inserted in the Credit Agreement:




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                  2.1.3    ADDITIONAL TERM LOAN.

                           (a) Subject to the terms and conditions of the Loan
Documents, and in reliance upon the warranties of the Borrower set forth herein and in the other Loan Documents, the Lender agrees to make such loans or advances (individually and collectively, the "Additional Term Loan") to the Borrower as the Borrower may from time to time through February 28, 1998 request, up to but not in excess of the Additional Term Loan Availability.

                           (b) Unless otherwise required to be sooner paid
pursuant to this Agreement, (i) the outstanding principal of the Additional Term Loan on August 31, 1997 shall be payable in consecutive equal monthly installments of one forty-eighth (1/48th) of the outstanding principal amount of the Additional Term Loan as of such date, payable on the fifteenth (15th) day of each month, commencing September 15, 1997, and (ii) the outstanding principal of loans or advances on the Additional Term Loan made from September 1, 1997 through February 28, 1998, determined as of February 28, 1998 shall be payable in consecutive equal monthly installments of one forty-eighth (1/48th) of the outstanding principal amount of such loans or advances on the Additional Term Loan outstanding as of February 28, 1998, payable on the fifteenth (15th) day of each month, commencing March 15, 1998, and in each case, a final installment in the outstanding principal balance of the Additional Term Loan on the Termination Date.

                           (c) The Borrower may, upon three Business Days'
notice to the Lender, prepay the principal of the Additional Term Loan in whole or in part without premium except as set forth in Supplement A. Any partial prepayment of principal of the Additional Term Loan shall be in a minimum amount of the lesser of (i) the outstanding principal balance of the Additional Term Loan and (ii) $50,000 or an integral multiple thereof and shall be applied to the unpaid installments of the Additional Term Loan in the inverse order of their maturities. Any principal of the Additional Term Loan which is repaid may not be reborrowed.

                           (d) Any payment of the Additional Term Loan may be
made with the proceeds of a Revolving Loan only if, immediately before and after giving effect to such payment, no Event of Default or Unmatured Event of Default then exists or would result therefrom.

        1.4  Investments. Section 6.10(g) of the Credit Agreement is deleted and
Section 6.10(h) of the Credit Agreement is inserted in its place and restyled as 6.10(g).

        1.5 Supplement A. Supplement A to the Credit Agreement is deleted and Supplement A attached hereto is substituted in its place.

        1.6 Schedules. Schedules 4.8, 4.10 and 4.13 to the Credit Agreement are amended to read as per the Schedules 4.8, 4.10 and 4.13 attached hereto.

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         1.7 Construction. All references in the Credit Agreement to "this
Agreement," "herein" and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.

                  ARTICLE II - REPRESENTATIONS AND WARRANTIES

         2.1 Authorization; Validity and Binding Effect. To induce the Lender to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Lender that it is duly authorized to execute and deliver this Amendment and each other document delivered in connection herewith, and to perform its obligations under the Credit Agreement as amended hereby and each other document delivered in connection herewith, that this Amendment and the other documents delivered in connection herewith constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors rights or by general principles of equity limiting the availability of equitable remedies, and that the Borrower has taken all action necessary under its Articles of Incorporation, Bylaws and applicable law regarding the transactions contemplated herein.

         2.2 Affirmation of Representations and Warranties. The Borrower hereby restates all the representations and warranties in Article IV of the Credit Agreement and affirms to the Lender that such representations and warranties are true and correct as though made on the date hereof the same as if made on the date hereof and fully set forth herein, except for changes that are permitted by the terms of the Credit Agreement, and except for any waiver and consent set forth in this Amendment.

         2.3 Warrants. All outstanding warrants for the issuance of common stock of CSI and the holders thereof have previously been disclosed to the Lender and have not changed since such disclosure.

                       ARTICLE III - CONDITIONS PRECEDENT

         This Amendment shall become effective on the date first set forth above; provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

         3.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article IV of the Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement.

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         3.2 Defaults. Before and after giving effect to this Amendment, no
Event of Default and no Unmatured Event of Default shall have occurred and be continuing under the Credit Agreement, except as waived herein. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

         3.3 Documents. The following shall have been delivered to the Lender, each duly executed and dated, or certified, as of the date hereof, as the case may be:

             (a) Amendment. This Amendment and Supplement A each duly executed by the Borrower.

             (b) Resolutions. Certified copies of resolutions of the Board of Directors of each of Cryenco, CSI and Cryenex authorizing or ratifying the execution, delivery and performance, respectively, of this Amendment and other documents provided for in this Amendment.

             (c) Consents. Certified copies of all documents evidencing any necessary corporate action, consent or governmental or regulatory approval (if any) with respect to this Amendment.

             (d) Incumbency and Signatures. A certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names of the officer or officers of such Borrower authorized to sign this Amendment and other documents provided for in this Amendment, together with a sample of the true signature of each such officer and a certification that the Articles of Incorporation and bylaws of each Borrower have not changed since the same were last certified to the Lender.

         3.4 Other Conditions. The Borrower shall have satisfied such other conditions as specified by the Lender or counsel to the Lender, including payment of all unpaid legal fees and expenses incurred by the Lender through the date of this Amendment in connection with the Credit Agreement and the Amendment Documents.

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                              ARTICLE IV - GENERAL

         4.1 Waiver. The Borrower has informed the Lender that it was not in compliance with a loan covenant in its agreement with The CIT Group/Equity Investments, Inc. ("CIT") regarding consolidated interest coverage for the period ended February 28, 1997. The failure to comply with such covenant is an Event of Default under Section 7.1 of the Credit Agreement. Upon the effective date of this Amendment and compliance with all requirements of Article III hereof, the Lender hereby waives the Event of Default described in this Section
4.1 for the period ended February 28, 1997. This waiver is limited to the express terms hereof and to the period described herein and does not apply to any other Default or Event of Default or any other period. This waiver is not and shall not be deemed to be a course of dealing or performance upon which the Borrower may rely with respect to any other Default, Event of Default or request for a waiver of the same, and the Borrower hereby expressly waives any such claim.

         4.2 Consent. The Borrower has requested the consent of the Lender to the sale by CSI of its interest in ALT USA to Jack B. Kelley, Inc. (or an affiliate thereof) and the use of a portion of the proceeds of such sale to pay off the Subordinated Debt of the Borrower to CIT. Any such sale by the Borrower and prepayment of the Subordinated Debt to CIT would violate the covenants set forth in Sections 6.2 and 6.8 of the Credit Agreement. The Lender hereby consents to the sale by CSI of its interest in ALT USA to Jack B. Kelley, Inc. (or an affiliate thereof) for approximately $1,957,000 cash and a note in the amount of $300,000, and further consents to the prepayment of the Borrower's Subordinated Debt to CIT in the principal amount of $1,150,000 (plus accrued interest) from the proceeds of the sale of ALT USA.

         4.3 Expenses. The Borrower agrees to reimburse the Lender upon demand for all reasonable expenses (including reasonable attorneys' fees and legal expenses of Dorsey & Whitney LLP, counsel for the Lender) incurred in connection with the preparation of this Amendment and in enforcing the obligations of the Borrower hereunder, and to pay and save the Lender harmless from all liability for any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment, which obligations of the Borrower shall survive any termination of the Credit Agreement.

         4.4 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

         4.5 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the

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remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

         4.6 Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

         4.7 Successors; Enforceability. This Amendment shall be binding upon the Borrower and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lender and the successors and assigns of the Lender. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                           FBS BUSINESS FINANCE
                                           CORPORATION

                                           By /s/ William C. Phelps
                                              ---------------------
                                              Its Vice President
                                              ---------------------

                                           CRYENCO, INC.

                                           By /s/ James A. Raabe
                                           ----------------------------
                                           Its  Chief Financial Officer
                                           ----------------------------

                                           CRYENCO SCIENCES, INC.

                                           By /s/ James A. Raabe
                                           ---------------------------
                                           Its Chief Financial Officer
                                           ---------------------------

                                           CRYENEX, INC.

                                           By /s/ James A. Raabe
                                           ---------------------------
                                           Its Chief Financial Officer
                                           ---------------------------

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                                  SUPPLEMENT A
                             (AMENDED APRIL 9, 1997)
                                       TO
                          CREDIT AND SECURITY AGREEMENT
                      DATED AS OF DECEMBER 19, 1995 BETWEEN
                 FBS BUSINESS FINANCE CORPORATION (THE "LENDER")
                                       AND
    CRYENCO, INC., CRYENCO SCIENCES, INC. AND CRYENEX, INC. (COLLECTIVELY
                                THE "BORROWER")

         1. CREDIT AGREEMENT REFERENCE. This Supplement A, as it may be amended or modified from time to time, is a part of the Credit and Security Agreement, dated as of December 19, 1995, between the Borrower and the Lender (together with all amendments, modifications and supplements thereto, the "Credit Agreement"). Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings given such terms in the Credit Agreement unless the context otherwise requires.

         2.       DEFINITIONS.

                  2.1      CREDIT AMOUNTS.

                           (a) CREDIT AMOUNT. The term "Credit Amount" shall mean the maximum amount of Loans which the Lender will make available to the Borrower which amount shall not exceed Twelve Million Twenty-Five Thousand Thirty-Nine and No/100ths ($12,025,039); provided, however, that the aggregate outstanding principal balance of the Loans plus the Letter of Credit Obligations shall not exceed the Credit Amount.

                           (b) REVOLVING CREDIT AMOUNT. The term "Revolving Credit Amount" shall mean: (i) from the Closing Date until December 31, 1997, $9,000,000; and (ii) from December 31, 1997 through the Termination Date, $10,000,000, provided, however, that the aggregate outstanding principal balance of the Revolving Loans plus the Letter of Credit Obligations shall not exceed the Revolving Credit Amount.

                  2.2      BORROWING BASE.

                           (a) DEFINITION. The term "Borrowing Base" shall mean:

                                   (i) an amount (the "Accounts Receivable
                           Availability") of up to 85% of the net amount (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's Eligible Accounts Receivable (such dollar amount, as adjusted from time to time, is hereinafter called the "Accounts Receivable Availability Sublimit"); plus

                                   (ii) an amount (the "Inventory Availability")
                           of up to the lesser of


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                           (1) $5,600,000 or (2)(x) 60% of the net value (the
                           lower of the cost, determined on a first in first out basis, or market value) of the finished goods and raw materials components of Borrower's Eligible Inventory, as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary, plus (y) 60% of the net value (the lower of the cost, determined on a first in first out basis, or market value) of the finished goods and raw materials components of Borrower's Costs, as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary (and after deduction of any amount included in the Borrower's Costs which represents labor or overhead), plus (z) 15% of the net value (the lower of the cost, determined on a first in first out basis, or market value) of the materials component of the work-in-process component of the Borrower's Inventory and Costs (which materials component is identified as the "total material cost" included in the actual costs incurred for all jobs in progress, as shown on the Borrower's job status report prepared at the end of each month), as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary (and after deduction of any amount included in the Borrower's Costs which represents labor or overhead), as adjusted as hereafter provided in Section 2.2(b) hereof (such dollar amount, as adjusted from time to time, is hereinafter called the "Inventory Availability Sublimit"); plus

                                   (iii) an amount (the "Equipment
                           Availability") of up to the lesser of (1) 100% of the forced liquidation value (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's now owned Eligible Equipment or (2) $1,364,800 as adjusted as hereafter provided in
                           Section 2.2(b) hereof (such dollar amount, as adjusted from time to time, is herein called the "Equipment Availability Sublimit").

                           (b) AVAILABILITY ADJUSTMENTS.

                                   (i) Inventory. On December 31, 1997, the
                           Inventory Availability Sublimit shall increase to $6,600,000.

                                   (ii) Equipment. On September 1, 1996, the
                           Equipment Availability Sublimit shall reduce to the lesser of (i) 80% of the forced liquidation value (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's now owned Eligible Equipment or $1,091,840. On the fifteenth day of each month beginning September 15, 1996, the Equipment Availability Sublimit shall further reduce by one thirty-sixth (1/36) of the amount of the Equipment Availability Sublimit on September 1, 1996, until the Equipment Availability Sublimit is zero unless the Lender, in its sole discretion, agrees to adjust or terminate



                                       2

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                          such reductions.


                  2.3 LETTER OF CREDIT SUBLIMIT. The term "Letter of Credit Sublimit" shall mean $500,000.

                  2.4 TERMINATION DATE. The term "Termination Date" shall mean February 28, 2000.

                  2.5 TERM LOAN AVAILABILITY. The term "Term Loan Availability" shall mean, initially, an amount of up to the lesser of (1) 80% of the lower of the cost or the forced liquidation value (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's hereafter acquired Eligible Equipment or (2) $2,960,000.

                  2.6 ADDITIONAL TERM LOAN AVAILABILITY. The term "Additional Term Loan Availability" shall mean an amount of up to the lesser of (1) 80% of the lower of the cost or the forced liquidation value (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's hereafter acquired Eligible Equipment or (2) $1,500,000.

                  2.7 ADDITIONAL DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

                           "Adjusted Eurodollar Rate": With respect to each
                  Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

                           "Advance": Any portion of the outstanding principal
                  balance of the Revolving Loans as to which the Borrower elected one of the available interest rate options and, if applicable, an Interest Period. An Advance may be a Eurodollar Rate Advance or a Reference Rate Advance.

                           "Applicable Margin": The term "Applicable Margin"
                  shall mean: (1) the Initial Applicable Margin through February 29, 1996 and thereafter if the Cash Flow Leverage Ratio (as described in Section 9.2 below) is greater than or equal to 2.5:1 but less than or equal to 3.25:1 at the end of the fiscal quarter then ended (beginning with the fiscal quarter ending February 29, 1996); (2) the Reduced Applicable Margin if the Cash Flow Leverage Ratio (as described in Section 9.2 below) is less than 2.5:1 at the end of the fiscal quarter then ended (beginning with the fiscal quarter ending February 29, 1996); and (3) the Increased Applicable Margin if the Cash Flow Leverage Ratio (as described in Section 9.2 below) is greater than 3.25:1 at the end of the fiscal quarter then ended (beginning with the fiscal quarter ending February 29, 1996). As used in this definition, the following terms shall have the following respective meanings:



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                              "Increased Applicable Margin":  With respect to:

                              (a) Reference Rate Advances -- 1.0%,

                              (b) Eurodollar Rate Advances -- 3.5%.

                              "Initial Applicable Margin":  With respect to:

                              (a) Reference Rate Advances -- 0.5%,

                              (b) Eurodollar Rate Advances -- 3.0%.

                              "Reduced Applicable Margin":  With respect to:

                              (a) Reference Rate Advances -- 0.%,

                              (b) Eurodollar Rate Advances -- 2.5%.

                           "Board": The Board of Governors of the Federal
                  Reserve System or any successor thereto.

                           "Domestic Reserve Percentage": As of any day, that
                  percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including without limitation, any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by FBNA, in respect of new non-personal time deposits in dollars having a maturity comparable to the then remaining term of the Term Loan and in an amount of $100,000 or more. The rate of interest applicable to the Term Loan shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

                           "Eurodollar Business Day": A Business Day which is
                  also a day for trading by and between Lenders in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

                           "Eurodollar Rate": With respect to each Interest
                  Period applicable to a Eurodollar Rate Advance, the interest rate per annum (rounded upward, if necessary, to the next one-sixteenth of one percent) at which United States dollar deposits are offered to the Lender in the interbank Eurodollar market two Eurodollar Business Days prior to the first day of such Interest Period for delivery in Immediately Available Funds on the first day of such Interest Period and in an amount approximately equal to the Advance to which such Interest Period is to apply as determined by the Lender and for a maturity comparable to the Interest Period; provided, that in lieu of determining the rate in the foregoing manner, the Lender may substitute the per annum Eurodollar interest rate



                                       4

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                  (LIBOR) for United States dollars displayed on the Reuters
                  Screen LIBO Page two Eurodollar Business Days prior to the first day of the Interest Period. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Screen (or such other page as may replace the LIBO page on that service) for the purpose of displaying London Interbank offered rates of major Lenders for United States dollar deposits.

                           "Eurodollar Rate Advance": An Advance with respect to
                  which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

                           "Eurodollar Reserve Percentage": As of any day, that
                  percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member Lender of the Federal Reserve System, with deposits comparable in amount to those held by the Lender, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

                           "Interest Period": With respect to each Eurodollar
                  Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; provided that:

                                   (1) Any Interest Period that would otherwise
                           end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

                                   (2) Any Interest Period that begins on the
                           last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                                   (3) Any Interest Period that would otherwise
                           end after the Termination Date shall end on the Termination Date.

                           "Reference Rate Advance": An Advance with respect to
                  which the interest rate is determined by reference to the Reference Rate.

                           "Regulatory Change": Any change after the date of the
                  Credit Agreement in federal, state or foreign laws or regulations or the adoption or


                                       5

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                  making after such date of any interpretations, directives or requests applying to a class of Lenders including the Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.


         3.       REVOLVING LOANS.

                  3.1 PROCEDURE FOR ADVANCES. Any request for an Advance must be given so as to be received by the Lender not later than 1:00 p.m. (Minneapolis time) two Eurodollar Business Days prior to the date of the requested Advance if the Advance is requested as a Eurodollar Rate Advance and not later than 1:00 p.m. on the date of the requested Advance if the Advance is requested as a Reference Rate Advance. Each request for an Advance shall specify (i) the date of the Advance, (ii) the amount of the Advance to be made on such date which shall be in a minimum amount of $500,000 for Eurodollar Rate Advances or, if more in the case of Eurodollar Rate Advances, an integral multiple of $500,000,
         (iii) whether such Advance is to be funded as a Reference Rate Advance or a Eurodollar Rate Advance, and (iv) in the case of a Eurodollar Rate Advance, the duration of the initial Interest Period applicable thereto.

                  3.2 CONVERSIONS AND CONTINUATIONS. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Reference Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such; provided, however that a Eurodollar Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted or continued as a Eurodollar Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurodollar Rate Advances only in amounts of $500,000 or an integral multiple thereof. The Borrower shall give the Lender written notice of any continuation or conversion of any Advance and such notice must be given so as to be received by the Lender not later than 3:00 p.m. (Minneapolis time) two Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, a Eurodollar Rate Advance. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurodollar Rate Advances, and (ii) a Eurodollar Business Day), and (c) in the case of conversions to or continuations as Eurodollar Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Lender of the continuation of any Eurodollar Rate Advance within the time required by this Section, such Advance shall, on the last day of the Interest Period applicable thereto, automatically be converted into a Reference Rate Advance of the same principal amount.

                  3.3 INTEREST RATES, INTEREST PAYMENTS AND DEFAULT INTEREST. Interest shall accrue and be payable on the Advances as follows:



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                           (a) Each Eurodollar Rate Advance shall bear interest
                  on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period, plus (ii) the Applicable Margin.

                           (b) Each Reference Rate Advance shall bear interest
                  on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (i) the Reference Rate, plus (ii) the Applicable Margin.

                           (c) Any Advance not paid when due, whether at the
                  date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (ii) otherwise, at a rate per annum equal to the sum of (A) the Reference Rate, plus (B) the Applicable Margin for Reference Rate Advances, plus (C) 2.0%.

                           (d) Interest shall be payable (i) with respect to
                  each Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Eurodollar Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (iii) with respect to any Reference Rate Advance, on the fifteenth
                  (15) day of each month beginning January 15, 1996; (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (v) with respect to all Advances, on the Termination Date; provided that interest under Section 3.3 (c) shall be payable on demand.

                  3.4 OPTIONAL PREPAYMENTS. The Borrower may prepay Reference Rate Advances, in whole or in part, at any time, without premium or penalty except in the case of termination or cancellation of the Credit by the Borrower, in which event a credit termination fee shall be due and payable in accordance with Section 5.4. Except upon an acceleration following an Event of Default or upon termination of the Credit in whole, the Borrower may pay Eurodollar Rate Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Credit in whole) or prepaid on Advances under this Section 3.4 may be reborrowed upon the terms and subject to the conditions and limitations of the Credit Agreement.

                  3.5 INTEREST RATE NOT ASCERTAINABLE, ETC. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, the Lender determines (which determination shall be conclusive and binding, absent error) that:

                          (a) deposits in dollars (in the applicable amount)
                  are not being

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                  made available to the Lender in the relevant market for such
                  Interest Period, or

                           (b) the Adjusted Eurodollar Rate will not adequately
                  and fairly reflect the cost to the Lender of funding or maintaining Eurodollar Rate Advances for such Interest Period,

         the Lender shall forthwith give notice to the Borrower of such determination, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, Eurodollar Rate Advances, as the case may be, shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by the Lender shall be made as Reference Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.

                  3.6      INCREASED COST.  If any Regulatory Change:

                           (a) shall subject the Lender to any tax, duty or
                  other charge with respect to its Eurodollar Rate Advances, its obligation to make Eurodollar Rate Advances or shall change the basis of taxation of payment to the Lender of the principal of or interest on Eurodollar Rate Advances or any other amounts due under this Agreement in respect of Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (except for changes in the rate of tax on the overall net income of the Lender imposed by the jurisdiction in which the Lender's principal office is located); or

                           (b) shall impose, modify or deem applicable any
                  reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances;

         and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any Eurodollar Rate Advance, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Note, then, within 30 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section. A certificate of the Lender claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining



                                       8

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         such amount, the Lender may use any reasonable averaging and attribution methods. Failure on the part of the Lender to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of the Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

                  3.7 ILLEGALITY. If any Regulatory Change shall make it unlawful or impossible for the Lender to make, maintain or fund any Eurodollar Rate Advances, the Lender shall notify the Borrower, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. If the Lender determines that it may not lawfully continue to maintain any Eurodollar Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Reference Rate Advances as of the date of the Lender's notice, and upon such conversion the Borrower shall indemnify the Lender in accordance with Section 3.8.

                  3.8 FUNDING LOSSES; EURODOLLAR RATE ADVANCES. The Borrower shall compensate the Lender, upon its written request, for all losses, expenses and liabilities (including any interest paid by the Lender to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by the Lender in connection with the re-employment of such funds and including loss of anticipated profits) which the Lender may sustain: (i) if for any reason, other than a default by the Lender, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under Section 3.1 or 3.2, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurodollar Rate Advance, or a conversion pursuant to Section 3.7, occurs on any day other than the last day of the Interest Period applicable thereto. The Lender's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

                  3.9 DISCRETION OF LENDER AS TO MANNER OF FUNDING. The Lender shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 3.8, but excluding determinations that the Lender may elect to make from the Telerate System, Inc. screen) shall be made as if the Lender had actually funded and maintained each Eurodollar Rate Advance during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

                  3.10 OVERDRAFT LOANS; OVER ADVANCES. Overdraft Loans and Over Advances shall bear interest at the rate(s) determined pursuant to
         Section 2.7 or Section 2.8 of the Credit Agreement, as applicable.



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         4.      TERM LOAN AND ADDITIONAL TERM LOAN.

                  4.1 PROCEDURE FOR TERM LOAN AND ADDITIONAL TERM LOAN ADVANCES. Any request for an advance under the Term Loan or the Additional Term Loan must be given so as to be received by the Lender not later than 1:00 p.m. (Minneapolis time) on the date of the requested advance. Each request for a Term Loan or Additional Term Loan advance shall: (i) specify the date of the advance, (ii) specify the amount of the advance to be made on such date which shall be in a minimum amount of $25,000, and (iii) be accompanied by evidence satisfactory to the Lender as to the purchase price or value of Eligible Equipment hereafter acquired by the Borrower.

                  4.2 INTEREST. The unpaid principal balance of the Term Loan and the Additional Term Loan shall bear interest to maturity at the Reference Rate in effect from time to time plus 0.75% per annum.

                  4.3 PAYMENTS. Interest on the Term Loan and the Additional Term Loan shall be due and payable in arrears on the first (1st) day of each month for interest then accrued. No principal shall be due and payable on the Term Loan until September 15, 1996. Commencing on September 15, 1996, the Borrower shall pay on the fifteenth (15th) day of each month, one forty-eighth (1/48) of the outstanding principal balance of the Term Loan on September 1, 1996. The principal of the Additional Term Loan shall be payable as set forth in Section 2.1.3 (b) of the Credit Agreement.

                  4.4 PREPAYMENTS. The Term Loan and the Additional Term Loan may be prepaid in whole or in part at any time without premium or penalty.

         5.       FEES.

                  5.1 FACILITY FEE. The Borrower shall pay to the Lender on the Closing Date a facility fee of $32,400.

                  5.2 NON-USE FEE. The Borrower shall pay to the Lender a non-use fee for the period from the earlier to occur of the Closing Date or December 29, 1995 to the date the Credit terminates in an amount equal to 0.25% per annum on the average daily Unused Revolving Credit Amount, which non-use fee shall be payable quarterly in arrears on the first (1st) day of the month following the close of each quarter, beginning with the quarter ending March 31, 1996.

                  5.3 LETTER OF CREDIT FEES. The Borrower shall pay the Lender, or any Affiliate, a commission on the undrawn amount of each Letter of Credit and on each L/C Draft accepted by the Lender, or such Affiliate, in an amount equal to 2.0% per annum for a stand-by Letter of Credit or 1.5% for a documentary Letter of Credit.

                  5.4 CREDIT TERMINATION FEE. Upon termination or cancellation of the Credit by the Borrower, the Borrower shall pay to the Lender a termination fee in an amount equal to (a) two percent (2%) of the Revolving Credit Amount in the event that



                                       10

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         the Credit is terminated or canceled by the Borrower during the period from the date hereof through the two year anniversary of such date, and
         (b) one percent (1%) of the Revolving Credit Amount thereafter, provided, however, that no termination fee shall be due or payable for six (6) months after the Lender has demanded from the Borrower such amount or amounts as will compensate the Lender for increased capital requirements as set forth in Section 10.3 of the Credit Agreement.

         6. ELIGIBLE ACCOUNT RECEIVABLE REQUIREMENTS. The Account Receivable must not be unpaid on the date that is 91 days after the date of the invoice evidencing such Account Receivable. If invoices representing 10% or more of the unpaid amount of all Accounts Receivable from any one Account Debtor are unpaid more than 90 days after the dates of such invoices, then all Accounts Receivable relating to such Account Debtor shall cease to be Eligible Accounts Receivable. Accounts Receivable owed by Jack B. Kelley, Inc. and/or ALT USA or any affiliate of either and which together or separately exceed more than forty percent (40%) of the aggregate amount of all Accounts Receivable, shall not be deemed Eligible Accounts Receivable.

         7. ELIGIBLE INVENTORY REQUIREMENTS. None other than as stated in the Credit Agreement.

         8. ELIGIBLE EQUIPMENT REQUIREMENTS. Only Equipment to be used directly in the Borrower's manufacturing operations shall constitute Eligible Equipment Without limiting the generality of the foregoing, office Equipment shall not constitute Eligible Equipment.

         9. ADDITIONAL COVENANTS. From the date of the Credit Agreement and thereafter until all of the Borrower's Obligations under the Credit Agreement are paid in full, the Borrower agrees that, unless the Lender shall otherwise consent in writing, it will not do any of the following:

                  9.1 BOOK NET WORTH. Permit the consolidated Book Net Worth of the Borrower to be less than $10,750,000 at any time during the Borrower's 1996 fiscal year. Permit the consolidated Book Net Worth of the Borrower at any time during the Borrower's 1997 fiscal year to be less than $10,750,000 plus 50% of the Borrower's 1996 consolidated net income after taxes plus 100% of all other equity increases during the Borrower's 1996 fiscal year (without reduction for net losses or for other equity decreases during the Borrower's 1996 fiscal year). Permit the consolidated Book Net Worth of the Borrower at any time during the Borrower's 1998 fiscal year to be less than $10,750,000 plus 50% of the Borrower's 1996 and 1997 consolidated net income after taxes plus 100% of all other equity increases during the Borrower's 1996 and 1997 fiscal years (without reduction for net losses or for other equity decreases during the Borrower's 1996 or 1997 fiscal years). Permit the consolidated Book Net Worth of the Borrower at any time during the Borrower's 1999 fiscal year to be less than $10,750,000 plus 50% of the Borrower's 1996, 1997 and 1998 consolidated net income after taxes plus 100% of all other equity increases during the Borrower's 1996, 1997 and 1998 fiscal years (without reduction for net losses or for other equity decreases during the Borrower's 1996, 1997 or 1998 fiscal years). Permit the consolidated Book Net Worth of the Borrower at any time during the Borrower's fiscal



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         year 2000 to be less than $10,750,000 plus 50% of the Borrower's 1996,
         1997, 1998 and 1999 consolidated net income after taxes plus 100% of all other equity increases during the Borrower's 1996, 1997, 1998 and 1999 fiscal years (without redution for net losses or for other equity decreases during the Borrower's 1996, 1997, 1998 or 1999 fiscal years).

                  9.2 CASH FLOW LEVERAGE RATIO. Permit the ratio, as of the last day of any fiscal quarter, of the consolidated interest bearing debt of the Borrower, to the consolidated EBITDA of the Borrower during the four consecutive fiscal quarters then ending, to exceed 3.5:1.

                  9.3 FIXED CHARGE COVERAGE RATIO. Permit the ratio, as of the last day of any fiscal quarter, of the consolidated EBITDA of the Borrower during the four consecutive fiscal quarters then ending, to the sum of their consolidated unfinanced capital expenditures, cash taxes, interest payments, dividends and mandatory debt retirement payments during the four consecutive fiscal quarters then ending, to be less than: (a) 1.1:1 through August 31, 1996; (b) 1.15:1 thereafter through November 30, 1996; (c) .7:1 thereafter through February 28, 1997; (d) .90:1 thereafter through May 31, 1997; (e) 1.0:1 thereafter through August 31, 1997; (f) 1.15:1 thereafter through August 31, 1998; and (g) 1.2:1 thereafter.

                  9.4 CAPITAL EXPENDITURES. Make consolidated Capital Expenditures and/or acquire the use of property pursuant to operating leases, if the aggregate amount of such Capital Expenditures, plus the value of such property to be used pursuant to any such operating lease exceeds the following amounts for the following periods: (a) $3,700,000 during the 1996 fiscal year, (b) $1,500,000 during the 1997 fiscal year, (c) $1,800,000 during the 1998 fiscal year or (d) $1,800,000 during the 1999 fiscal year.

Borrower's Initials   /s/ JAR
                    ------------------
Borrower's Initials   /s/ JAR
                    ------------------
Borrower's Initials   /s/ JAR
                    ------------------
Lender's Initials     /s/ WCP
                    ------------------
Date                As of 4/9/97
                    ------------------



                            STATEMENT OF DIFFERENCES
                            ------------------------
           The registered trademark symbol shall be expressed as...'r'


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